EXHIBIT 5.1
Dennis Brovarone
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, CO 80127
Phone 303 466 4092 / Fax 303 466 4826

November 3, 2010

Ms Hong Yang
Sole Director
Zenitech Corporation
1000 N. West Street, Suite 1200
Wilmington, DE 19801

Re:  Registration Statement on Form S-1

Ms Hong:

You have requested my opinion as to the legality of the issuance by Zenitech Corporation, a Delaware corporation (the "Corporation") of 1,758,466 shares of Common Stock (the "Shares") being offered by the named selling securities holders (the "Shares") pursuant to a Registration Statement on Form S-1/A (the "Registration Statement") to be filed on or about November 4, 2010.

Pursuant to your request I have reviewed and examined:

     (1) The Articles of Incorporation of the Corporation;
     (2) The Bylaws of the Corporation;
     (3) Certain resolutions of the Director of the Corporation;
     (4) The Registration Statement; and
     (5) Such other matters as I have deemed relevant to my opinion.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares offered by the named selling securities holders, were duly authorized, legally issued, fully paid and non-assessable pursuant to the Articles, Bylaws and Delaware law.   My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or blue sky laws.

Not withstanding the above, I consent to the use of this opinion in the Registration Statement and to the reference to me in the Legal Matters section of the Prospectus contained in the Registration Statement. In giving my consent, I do not admit that I come without the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

I hereby consent to the use of this opinion in the Registration Statement.

Very truly yours,

/s/Dennis Brovarone
Dennis Brovarone
Attorney at Law